================================================================================

                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted By Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       SMARTFORCE PUBLIC LIMITED COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                       SMARTFORCE PUBLIC LIMITED COMPANY

                       NOTICE OF ANNUAL GENERAL MEETING

   Notice is Hereby Given that the ANNUAL GENERAL MEETING of Shareholders of SmartForce Public Limited Company ("SmartForce"), a corporation organized under the laws of the Republic of Ireland, will be held at Jury's Hotel, Ballsbridge, Dublin 4, Ireland on Thursday, June 29th at 11:00 a.m. for the purpose of transacting the following business:

                               ORDINARY BUSINESS

1. By separate resolutions to re-elect as Directors the following persons who retire by rotation and, being eligible, offer themselves for re-election in accordance with the Company's Articles of Association.

       (A) Mr. William G. McCabe; and

       (B) Mr. Patrick J. McDonagh

2. To receive and consider the Report of the Directors and the Consolidated Financial Statements of SmartForce for the year ended December 31, 1999 and the Auditors' Report to the Members.

3. To authorize the Directors to fix the remuneration of SmartForce's auditors for the year ending December 31, 2000.

                               SPECIAL BUSINESS

   To consider and if thought fit, to pass the following resolution which will be proposed as an ordinary resolution:

4. That the 1994 Share Option Plan of SmartForce (the "1994 Plan") be, and it hereby is, amended to increase the total number of shares reserved for issuance thereunder by 2,500,000 ordinary shares of IR9.375p each and that the Directors of the Company be, and they hereby are, authorized to do such acts and things as they may consider necessary or expedient to establish and carry into effect the increase in the number of shares available under the 1994 Plan.

   To conduct any other ordinary business of SmartForce as may properly come before the Meeting.

                                          By Order of the Board

                                          Jennifer M. Caldwell
                                          Secretary

June 6, 2000

Registered Office:
Belfield Office Park
Clonskeagh
Dublin 4, Ireland

NOTES:

1. The foregoing items of business are more fully described in the proxy statement accompanying this Notice. You are urged to read the proxy statement carefully.

2. Those persons whose names appear in the Register of Members of SmartForce ("Members") on the date materials are dispatched to shareholders are entitled to receive notice of the Meeting or any adjournment thereof. In addition, Members on the date of the Meeting are entitled to attend and vote at the Meeting.

3. SmartForce, at the request of The Bank of New York, as depositary for the ordinary shares underlying and represented by the American Depositary Shares ("ADSs"), has set May 10, 2000 as the Record Date for the determination of those holders of American Depositary Receipts representing such ADSs (collectively, the "ADS Holders") entitled to give instructions for the exercise of voting rights at the Meeting or any adjournment thereof. ADS Holders may not vote at the Meeting; however, The Bank of New York has the right to vote all of the ordinary shares represented by ADSs, subject to certain limitations. Voting of the ADSs is more fully described in the proxy statement accompanying this Notice.

4. A Member entitled to attend and vote at the Meeting may appoint a proxy or proxies to attend, speak and vote in his, her or its place. A proxy need not be a Member of SmartForce. To be valid, proxy forms must be deposited with SmartForce's Registrars, Bank of Ireland, Registration Department, P.O. Box 4044, 4th Floor, Hume House, Ballsbridge, Dublin 4, Ireland not later than 11:00 a.m. on June 27, 2000. Completion of the proxy form does not preclude a Member from attending the Meeting and from speaking and voting thereat.

5. The Register of Directors' Interests and particulars of the Directors' transactions in the share capital of SmartForce and its subsidiary companies required to be kept under section 59 of the Companies Act, 1990 will be available for inspection at the Meeting from 10:45 a.m. until the conclusion of the Meeting. Otherwise they will be open for inspection at the Registered Office of SmartForce during normal business hours on any weekday (Saturdays, Sundays and Irish Public holidays excluded) from the date of this Notice until the date of the Meeting.

                            YOUR VOTE IS IMPORTANT

   TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY FORM AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE RETURNED A PROXY.

                       SMARTFORCE PUBLIC LIMITED COMPANY
                             Belfield Office Park
                                  Clonskeagh
                               Dublin 4, Ireland

                               ----------------

                                PROXY STATEMENT

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

   The enclosed proxy is solicited on behalf of SmartForce Public Limited Company (referred to herein as "SmartForce") for use at the Annual General Meeting of Shareholders to be held on Thursday, June 29, 2000 at Jury's Hotel, Ballsbridge, Dublin 4, Ireland at 11:00 a.m., local time, or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting.

   These proxy solicitation materials and the Report of the Directors and our Consolidated Financial Statements for the year ended December 31, 1999 and the Auditors' Report to our Members, were first mailed on or about June 6, 2000 to ADS holders and to all ordinary shareholders entitled to attend and vote at the Annual General Meeting.

Record Date for Voting of American Depositary Shares

   The Bank of New York, as the Registrar and Transfer Agent for the ADSs, as well as the Depositary for the ordinary shares represented by the ADSs, has fixed the close of business on May 10, 2000, as the Record Date for the determination of ADS holders entitled to give instructions for the exercise of voting rights at the Annual General Meeting and any adjournment thereof.

   As of the Record Date, a total of 51,044,476 ordinary shares, par value IR9.375p per share, were outstanding (or, 51,044,476 equivalent ADSs). Each ordinary share is represented by one ADS. The ADSs are quoted on the Nasdaq National Market under the symbol "SMTF." As of the Record Date there were approximately 262 registered holders of ADSs. The ordinary shares represented by the ADSs are owned of record by AIB Custodial Nominees Limited on behalf of The Bank of New York.

   The Bank of New York has the right, subject to certain limitations set forth in the Deposit Agreements, among SmartForce, the Bank of New York and the owners and beneficial owners of American Depositary Receipts representing ADSs, to vote all of the ordinary shares represented by ADSs. Under the terms of the Deposit Agreements, however, The Bank of New York is required to cast its votes with respect to those ordinary shares for which it receives instructions from the holders of the ADSs representing such ordinary shares in accordance with the instructions received. Holders of ADSs may not vote at the Annual General Meeting.

Quorum; Voting of Ordinary Shares

   Holders of SmartForce ordinary shares whose names appear in the Register of Members ("Members") maintained by our Registrars, Bank of Ireland, on the date materials are dispatched to Members are entitled to receive notice of the Annual General Meeting or any adjournment thereof. In addition, Members on the date of the Annual General Meeting are entitled to attend and vote at the Annual General Meeting.

   The presence at the Annual General Meeting, either in person or by proxy, of three (3) persons entitled to vote at the Annual General Meeting, and who together hold not less than one-third of our voting share capital in issue, each being a Member or a proxy for a Member or a duly authorized representative of a corporate Member, constitutes a quorum for the transaction of business. Abstentions will be counted for the purposes of determining the presence or absence of a quorum for the transaction of business. However, abstentions will have no effect on the outcome of the voting as they will not be considered as votes cast with respect to any matter.

   Votes may be given at the Annual General Meeting either personally or by proxy. Voting at the Annual General Meeting will be by a show of hands unless a poll (a count of the number of shares voted) is duly demanded. On a show of hands, each shareholder present in person and every proxy shall have one vote, provided, that no individual shall have more than one vote and, on a poll, each shareholder shall have one vote for each share of which he, she or it is the holder. Where there is a tie, whether on a show of hands or on a poll, the chairman of the meeting is entitled to a casting vote in addition to any other vote he may have. A proxy has the right to demand or join in demanding a poll. On a poll, a person entitled to more than one vote need not use all his, her or its votes or cast all the votes he, she or it uses in the same way. If a choice is specified in the proxy as to the manner in which it is to be voted, the persons acting under the proxy will vote the SmartForce ordinary shares represented thereby in accordance with such choice. If no choice is specified, the shares will be voted for each proposal set forth in the accompanying Notice of Annual General Meeting, as more fully described in this proxy statement, and in the discretion of the proxyholders as to any other matter to properly come before the Annual General Meeting.

Voting of ADSs

   Under the terms of the Deposit Agreements, whenever The Bank of New York receives notice of any meeting of holders of ordinary shares, The Bank of New York is required to fix a Record Date, which shall be the Record Date, if any, established by us for the purpose of such meeting or, if different, as close thereto as practicable, for the determination of the owners of ADSs who will be entitled to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the Deposit Agreements.

   Upon receipt of notice of any of our meetings or the solicitation for consents or proxies from the holders of ordinary shares, The Bank of New York is required, if so requested in writing by us, as soon as practicable thereafter, to mail to all owners of ADSs a notice, the form of which shall be in the sole discretion of The Bank of New York, containing

  . the information contained in the notice of meeting received by The Bank of New York from us;

  . a statement that the owners of ADSs as at the close of business on a specified Record Date are entitled (subject to any applicable provisions of Irish law and our Articles of Association) to instruct The Bank of New York as to the exercise by The Bank of New York of the voting rights, if any, pertaining to the number of ordinary shares represented by their respective ADSs;

  . a statement that owners of ADSs who instruct The Bank of New York as to the exercise of their voting rights will be deemed to have instructed The Bank of New York or its authorized representative to call for a poll with respect to each matter for which instructions are given (subject to any applicable provisions of Irish law and our Articles of Association); and

  . a statement as to the manner in which such instructions may be given (including an express indication that instructions may be given or deemed to be given in accordance with the next paragraph if no instruction is received) to The Bank of New York to give a discretionary proxy to a person designated by us.

   Upon the written request of an owner of ADSs on such Record Date, received on or before the date established by The Bank of New York for the purpose of such meeting, The Bank of New York will endeavor, insofar as practicable, to vote or cause to be voted the number of ordinary shares represented by such ADSs in accordance with the instructions set forth in such request. Accordingly, pursuant to the Articles of Association and applicable Irish law, The Bank of New York will cause its authorized representative to attend each meeting of holders of ordinary shares and call for a poll as instructed for the purpose of effecting such vote. The Bank of New York will not vote or attempt to exercise the rights to vote that attach to the ordinary shares other than in accordance with such instructions or deemed instructions.

   The Deposit Agreements provide that if no instructions are received by The Bank of New York from any owner of ADSs with respect to any ordinary shares represented by the ADSs on or before the date established by The Bank of New York for the purpose of such meeting, The Bank of New York will deem such owner of ADSs to have instructed The Bank of New York to give a discretionary proxy to a person designated by us with respect to such ordinary shares. The Bank of New York will then give a discretionary proxy to a person designated by us to vote such ordinary shares, under circumstances and according to the terms as set forth in the Deposit Agreements. However, no such instructions will be deemed given and no such discretionary proxy will be given when we notify The Bank of New York and we have agreed to provide such notice as promptly as practicable in writing, that the matter to be voted upon is one of the following:

  . a matter not submitted to shareholders by means of a proxy statement comparable to that specified in Schedule 14A promulgated by the U.S. Securities and Exchange Commission (the "SEC") pursuant to the U.S. Securities Exchange Act of 1934, as amended;

  . the subject of a counter-solicitation, or is part of a proposal made by a shareholder which is being opposed by management (i.e. a contest);

  . relates to a merger or consolidation (except when our proposal is to merge with a wholly-owned subsidiary, provided our shareholders, dissenting thereto, do not have rights of appraisal);

  .  involves rights of appraisal;

  .  authorizes mortgaging of property;

  . authorizes or creates indebtedness or increases the authorized amount of indebtedness;

  . authorizes or creates preferred shares or increases the authorized amount of existing preferred shares;

  . alters the terms or conditions of any shares then outstanding or existing indebtedness;

  . involves the waiver or modification of preemptive rights, except when our proposal is to waive such rights with respect to shares being offered pursuant to share option or purchase plans involving the additional issuance of not more than 5% of the outstanding ordinary shares;

  . alters voting provisions or the proportionate voting power of a class of shares, or the number of its votes per share, except where cumulative voting provisions govern the number of votes per share for election of directors and our proposal involves a change in the number of our directors by not more than 10% or not more than one;

  . changes the existing quorum requirements with respect to shareholder meetings;

  . authorizes the issuance of ordinary shares, or options to purchase ordinary shares, to directors, officers, or employees in an amount which exceeds 5% of the total amount of the class outstanding provided that when no plan is amended to extend its duration, we shall factor into the calculation the number of ordinary shares that remain available for issuance and the number of ordinary shares subject to outstanding options and any ordinary shares being added and should there be more than one plan being considered at the same meeting, all ordinary shares are aggregated;

  . authorizes (a) a new profit-sharing or special remuneration plan, or a new retirement plan, the annual cost of which will amount to more than 10% of our average annual income before taxes for the preceding five years, or (b) the amendment of an existing plan which would bring its costs above 10% of such average annual income before taxes (should there be more than one plan being considered at the same meeting, all costs are aggregated; exceptions may be made in cases of: (1) retirement plans based on agreement or negotiations with labor unions (or which have been or are to be approved by such unions), and (2) any related retirement plan for the benefit of non-union employees having terms substantially equivalent to the terms of such union-negotiated plan, which is submitted for action of shareholders concurrently with such union-negotiated plan);

  . changes our purposes or powers to an extent which would permit us to change to a materially different line of business and our stated intention is to make such a change;

  . authorizes the acquisition of property, assets or a company, where the consideration to be given has a fair value of 20% or more of the market value of our previously outstanding shares;

  . authorizes the sale or other disposition of assets or earning power of 20% or more of those existing prior to the transactions;

  . authorizes a transaction not in the ordinary course of business in which an officer, director or substantial security holder has a direct or indirect interest; or

  . reduces earned surplus by 51% or more or reduces earned surplus to an amount less than the aggregate of three years' ordinary share dividends computed at the current dividend rate.

   Each proposal to be acted upon at the Annual General Meeting is a matter for which The Bank of New York may deem that instruction has been given for The Bank of New York to give a discretionary proxy to a person designated by us where no instruction is received. Therefore, The Bank of New York will give a discretionary proxy to a person designated by us to vote such ordinary shares for which no instruction has been given.

   The Bank of New York will make available for inspection by the owners of ADSs at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from us, which are both (a) received by The Bank of New York as the holder of the ordinary shares and (b) generally made available to the holders of ordinary shares by us. The Bank of New York will also send to the owners of ADSs copies of such reports when furnished by us pursuant to the Deposit Agreements.

Solicitation of Proxies

   We will pay the cost of preparing, assembling, printing and mailing the proxy statement, the Notice of Annual General Meeting of Shareholders and the enclosed form of proxy, as well as the cost of soliciting proxies relating to the Annual General Meeting. We will request banks, brokers, dealers and voting trustees or other nominees, including The Bank of New York in the case of the ADSs, to solicit their customers who are owners of shares listed of record and names of nominees, and will reimburse them for reasonable out-of-pocket expenses of such solicitation. The original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by our officers and other regular employees.

Revocability of Proxies

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual General Meeting and voting in person.

Shareholder Proposals To Be Presented at Next Annual General Meeting

   Subject to applicable laws, proposals of our shareholders that are intended to be presented by such shareholders at our 2001 Annual General Meeting of Shareholders must be received at our offices located at 900 Chesapeake Drive, Redwood City, California 94063 no later than January 21, 2001 and satisfy the conditions established by the SEC for proposals to be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting.

                          PROPOSAL ONE(A) AND ONE(B)

                           RE-ELECTION OF DIRECTORS

General

   Our Articles of Association provide that we may have up to a maximum number of ten (10) directors, which number may be changed by resolution of our shareholders. We have currently six (6) directors. As is customary for many Irish companies, our board of directors typically consists of fewer than the maximum number of authorized directors. We believe that benefits are derived from having vacancies on the board of directors, particularly in the areas of attracting qualified directors and responding to shareholder concerns.

   Proxies cannot be voted for a greater number of persons than the number of nominees named in Proposals One (A) and One (B). At each Annual General Meeting of Shareholders, approximately one-third (1/3) of the existing directors must retire by rotation; however, such director(s) are eligible for re-election and, if re-elected, shall serve until the next rotation and until his successor is elected and qualified or until such director's resignation, death or removal. Any director elected by the board of directors during the year, whether to fill a vacancy (including a vacancy created by an increase in the board of directors) or otherwise, must stand for re-election at the next Annual General Meeting of Shareholders. In accordance with our Articles of Association, William G. McCabe and Patrick J. McDonagh as the longest serving directors, must retire by rotation.

   Mr. McCabe, being eligible, offers himself for re-election.

Proposal One(A) vote required

   The affirmative vote of the holders of a majority of the ordinary shares represented, in person or by proxy, and voting at the Annual General Meeting is required to approve the re-election of Mr. McCabe. Unless otherwise instructed, the proxies will vote "FOR" the re-election of Mr. McCabe to the board of directors.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                     THAT YOU VOTE "FOR" PROPOSAL ONE(A).

   Mr. McDonagh, being eligible, offers himself for re-election.

Proposal One(B) vote required

   The affirmative vote of the holders of a majority of the ordinary shares represented, in person or by proxy, and voting at the Annual General Meeting is required to approve the re-election of Mr. McDonagh. Unless otherwise instructed, the proxies will vote "FOR" the re-election of Mr. McDonagh to the board of directors.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                     THAT YOU VOTE "FOR" PROPOSAL ONE(B).

                                 PROPOSAL TWO

 CONSIDERATION OF OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE REPORTS OF THE
        DIRECTORS AND THE AUDITORS FOR THE YEAR ENDED DECEMBER 31, 1999

General

   A copy of the report of the directors and our consolidated financial statements (prepared in accordance with Irish GAAP) for the last fiscal year and the auditors' report to the Members thereon have been circulated to all of our shareholders. Shareholders are now being requested to consider our consolidated financial statements and the directors' and auditors' report for the financial year ended December 31, 1999.

Vote Required

   The affirmative vote of the holders of a majority of the ordinary shares represented, in person or by proxy, and voting at the Annual General Meeting is required to approve the resolution to receive and consider our consolidated financial statements and the report of the directors and the auditors for the financial year ended December 31, 1999. Unless otherwise instructed, the proxies will vote "FOR" the resolution to receive and consider our consolidated financial statements and the report of the directors and the auditors for the financial year ended December 31, 1999. A vote "FOR" Proposal Two will not constitute an approval or ratification of the report of the directors or our consolidated financial statements.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                       THAT YOU VOTE "FOR" PROPOSAL TWO.

                                PROPOSAL THREE

           AUTHORIZATION OF DIRECTORS TO FIX AUDITORS' REMUNERATION

General

   Ernst & Young, have been our independent auditors since September 10, 1993. The shareholders are now being requested to authorize the board of directors to fix the remuneration of our auditors for the year ending December 31, 2000.

Vote Required

   The affirmative vote of the holders of a majority of the ordinary shares represented, in person or by proxy, and voting at the Annual General Meeting is required to authorize the board of directors to fix the remuneration of our auditors. Unless otherwise instructed, the proxies will vote "FOR" the authorization of the directors to fix the remuneration of our auditors.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                      THAT YOU VOTE "FOR" PROPOSAL THREE.

                                 PROPOSAL FOUR

         INCREASE IN NUMBER OF SHARES UNDER THE 1994 SHARE OPTION PLAN

General

   In November 1994, our board of directors and shareholders adopted and approved the 1994 Share Option Plan (the "1994 Plan"). The 1994 Plan currently provides for the issuance of up to 9,247,036 ordinary shares. On March 20, 2000, the board of directors approved, subject to receipt of shareholder approval, an amendment to the 1994 Plan increasing the total number of ordinary shares reserved for issuance thereunder to 11,747,036.

Proposal

   At the Annual General Meeting, the shareholders are being requested to approve an amendment to the 1994 Plan to increase the number of shares reserved for issuance thereunder by 2,500,000 ordinary shares.

Vote Required

   The affirmative vote of the holders of a majority of the ordinary shares represented, in person or by proxy, and voting at the Annual General Meeting is required to approve the amendment to the 1994 Plan. Unless otherwise instructed, the proxies will vote "FOR" the amendment to the 1994 Plan increasing the total number of shares reserved for issuance thereunder by 2,500,000 ordinary shares.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                      THAT YOU VOTE "FOR" PROPOSAL FOUR.

   As of December 31, 1999, options to purchase a total of 6,188,509 ordinary shares were outstanding and options to purchase 486,762 ordinary shares remained available for future grant (without giving effect to the increase in shares being presented to the shareholders for approval at the Annual General Meeting) under the 1994 Plan.

   We rely heavily on the 1994 Plan to attract and retain high quality executives and key personnel. Accordingly, the board of directors believes that it is in our best interest to increase the number of shares reserved for issuance under the 1994 Plan so that we may continue to provide ongoing incentives to our employees in the form of options to purchase our ordinary shares in amounts consistent with past practices.

Summary of the 1994 Plan

   A description of the principal features of the 1994 Plan, as amended to date, is set forth below.

 General.

   The 1994 Plan permits the granting of options to purchase ordinary shares. Options granted under the 1994 Plan may be either "incentive share options," as defined in Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory share options. The purposes of the 1994 Plan are to attract and retain the best available personnel for us, provide additional incentive to our current employees, consultants and directors and promote the success of our business.

 Administration of the 1994 Plan.

   The 1994 Plan must be administered by either the board of directors or a committee appointed by the board of directors (the "administrator"). The 1994 Plan is currently being administered by the Stock Option Committee of the board of directors and by a Non-Officer Stock Option Committee for certain smaller grants to non-officers. The interpretation and construction of any provision of the 1994 Plan by the administrator are final and binding.

 Eligibility.

   The 1994 Plan provides that options may be granted to our employees (including officers and directors who are also employees), our consultants and employees and consultants of our subsidiaries. Incentive share options may be granted only to employees. The administrator selects the participants and determines the number of shares to be subject to each option. As of December 31, 1999, there were approximately 1400 full-time employees and consultants eligible to receive share options under the 1994 Plan.

 Terms of Options.

   The terms of options granted under the 1994 Plan are determined by the administrator. Each option is evidenced by a written agreement between us and the person to whom such option is granted, and is subject to additional terms and conditions set forth in the 1994 Plan.

   The exercise price of incentive stock options granted under the 1994 Plan is determined by the administrator of the plan, but cannot be less than 100% of the fair market value of our ordinary shares on the date the options are granted. The exercise price of nonstatutory stock options granted under the 1994 Plan is determined by the administrator on the date the options are granted, subject to applicable laws. Fair market value per share is based on the closing sales price of the ADSs as reported on the Nasdaq National Market on the last trading day prior to the date of grant. Incentive share options granted to shareholders owning more than 10% of our outstanding shares are subject to the additional restriction that the exercise price must be at least 110% of the fair market value. The method of payment of the exercise price of the shares purchased upon exercise of an option is determined by the administrator and may include cash, check, promissory note or such other consideration and method of payment for the issuance of shares to the extent permitted under applicable laws.

   The administrator determines when options become exercisable, provided that the optionee must generally earn the right to exercise the option by continuing to perform services for us. Options granted under the 1994 Plan expire ten years from the date of grant, unless a shorter period is provided in the notice of grant. No option may be exercised by any person after such expiration. In addition, incentive share options granted to shareholders owning more than 10% of our outstanding shares may not have a term of more than five years. An option is not transferable by the holder except by will or the laws of descent or distribution, and is exercisable during the holder's lifetime only by the optionee, or in the event of the optionee's death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the holder.

 Adjustment and Change in Control.

   In the event any change is made in our capitalization, such as a share split, combination or reclassification, appropriate adjustments shall be made to the purchase price and to the number of shares subject to the option. In the event of our proposed dissolution or liquidation, all options will terminate immediately prior to the consummation of such actions, unless otherwise provided by the board of directors. In the event of a proposed sale of all or substantially all of our assets, or the merger of us with or into another corporation, the successor corporation shall assume all outstanding options or substitute new options therefor, unless the board of directors determines in its discretion to accelerate the exercisability of such options.

 Amendment and Termination of the 1994 Plan.

   The board of directors may amend or terminate the 1994 Plan from time to time in such respects as it may deem advisable, provided that, to the extent necessary and desirable to comply with Section 422 of the Code or any other applicable law, rule or regulation, we shall obtain shareholder approval of any 1994 Plan amendment in such a manner and to such a degree as is required by the applicable law, rule or regulation. Any amendment or termination of the 1994 Plan shall not affect options already granted and such options shall remain in full force and effect as if the 1994 Plan had not been amended or terminated, unless mutually agreed otherwise between the optionee and the board of directors. Such an agreement must be in writing and signed by the optionee and us. The 1994 Plan will terminate in November 2004. Any options outstanding under the 1994 Plan at the time of its termination will remain outstanding until they expire by their terms.

Tax Information

   Options granted under the 1994 Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code, or nonstatutory share options.

   If an incentive stock option is granted under the 1994 Plan, an optionee who is subject to taxation under the Internal Revenue Code with respect to the option will recognize no income upon its grant and incur no tax liability due to its exercise unless the optionee is subject to the alternative minimum tax. We will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the option and one year after receipt of the shares by the optionee, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of (1) the fair market value of the shares at the date of the option exercise or (2) the sale price of the shares. Different rules for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director or 10% shareholder of us. We will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any additional gain or any loss recognized on such a premature disposition of the shares will be characterized as long-term or short-term capital gain or loss.

   All other options which do not qualify as incentive stock options are referred to as nonstatutory share options. An optionee will not recognize any taxable income at the time the optionee is granted a nonstatutory share option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes generally measured as the difference between the then fair market value of the shares purchased and the purchase price. The income recognized by an optionee who is also one of our employees will be subject to tax withholding by us by payment in cash or out of the current earnings paid to the optionee. Upon resale of these shares by the optionee, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as long-term or short-term capital gain or loss.

   THE FOREGOING BRIEF SUMMARY OF THE AFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANT AND SMARTFORCE WITH RESPECT TO SHARES PURCHASED UNDER THE 1994 PLAN IS NOT COMPLETE, AND REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE INTERNAL REVENUE CODE. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY, OTHER THAN THE UNITED STATES, IN WHICH THE PARTICIPANT MAY RESIDE.

 Participation in the 1994 Plan.

   The grant of share options under the 1994 Plan to executive officers is subject to the discretion of the administrator of the plan. As of the date of this proxy statement, there has been no determination by the administrator of the plan with respect to future grants under the 1994 Plan. Accordingly, future grants are not determinable.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the beneficial ownership of our ADSs (or their equivalents) as of December 31, 1999 (unless otherwise stated) by:

  .  each director;

  .  each Named Executive Officer, as defined below in "Executive
     Compensation and Other Matters--Summary Compensation Table";

  . each person who is the beneficial owner of more than five percent (5%) of our ADSs; and

  .  all current directors and executive officers as a group.

   The number and percentage of ADSs beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any equivalent ADSs as to which the individual has sole or shared voting power or investment power and also any equivalent ADSs that the individual has the right to acquire within sixty (60) days of May 25, 2000, through the exercise of share options or other rights. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his spouse) with respect to the shares shown as beneficially owned.

                                                                     Equivalent
                                                                        ADSs     Approximate
                                                                    Beneficially Percentage
           Name of Person or Identity of Group                         Owned      Owned(1)
           -----------------------------------                      ------------ -----------
Massachusetts Financial Services Company ("MFS")(2)................   3,787,190      7.4%
 500 Boylston Street
 Boston, MA 02116

William G. McCabe(3)...............................................   4,667,868      8.9%

Gregory M. Priest(4)...............................................   1,586,671      3.0%

William A. Beamish(5)..............................................   1,185,472      2.3%

William B. Lewis(6)................................................     992,311      1.9%

Jeffrey N. Newton(7)...............................................     969,679      1.9%

John M. Grillos(8).................................................     264,570        *

John P. Hayes(9)...................................................     406,689        *

Patrick J. McDonagh(10)............................................     312,500        *

James S. Krzywicki(11).............................................      28,000        *

All current directors and executive officers as a group (10          10,639,177     18.7%
 persons)(12)......................................................

--------
  *  less than 1%
 (1) Based on 51,049,669 of our ADSs (or their equivalents) outstanding as of May 25, 2000.
 (2) Based on information contained in the Schedule 13G/A filed with the SEC for the fiscal year ended December 31, 1999 by MFS. Certain shares are beneficially owned by non-reporting entities as well as MFS.
 (3) Includes 1,277,882 equivalent ADSs issuable upon the exercise of share options held by Mr. McCabe, which options are exercisable within sixty
     (60) days of May 25, 2000. Also includes 2,088,299 ADSs held in the name of Peregrine Company Managers Ltd., a Company controlled by a family trust established by Mr. McCabe. Mr. McCabe disclaims beneficial ownership of these shares held on behalf of Bentico Trading Ltd. within the meaning of Rule 13d-3 of the Exchange Act.

 (4) Includes 1,233,314 equivalent ADSs issuable upon the exercise of share options held by Mr. Priest, which options are exercisable within sixty
     (60) days of May 25, 2000.
 (5) Includes 831,880 equivalent ADSs issuable upon the exercise of share options held by Mr. Beamish, which options are exercisable within sixty
     (60) days of May 25, 2000. Also includes 314,304 ADSs held in the name of Peregrine Company Managers Ltd. on behalf of Mr. Beamish.
 (6) Includes 874,176 equivalent ADSs issuable upon the exercise of share options held by Mr. Lewis, which options are exercisable within sixty
     (60) days of May 25, 2000. Also includes 84,127 ADSs held in a trust. Under the rules of the Securities and Exchange Commission, Mr. Lewis may be deemed to be the beneficial owner of these shares. Mr. Lewis disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
 (7) Includes 885,552 equivalent ADSs issuable upon the exercise of share options held by Mr. Newton, which options are exercisable within sixty
     (60) days of May 25, 2000. Also includes 84,127 ADSs held in a trust. Under the rules of the Securities and Exchange Commission, Mr. Newton may be deemed to be the beneficial owner of these shares. Mr. Newton disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
 (8) Includes 183,750 equivalent ADSs issuable upon the exercise of share options held by Mr. Grillos, which options are exercisable within sixty
     (60) days of May 25, 2000. Also includes 35,920 ADSs held by Itech Partners L.P. in which Mr. Grillos is the sole General Partner. Mr. Grillos disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
 (9) Includes 396,689 equivalent ADSs issuable upon the exercise of share options held by Mr. Hayes, which options are exercisable within sixty
     (60) days of May 25, 2000.
(10) Includes 12,500 equivalent ADSs issuable upon the exercise of share options held by Mr. McDonagh, which options are exercisable within sixty
     (60) days of May 25, 2000.
(11) Includes 25,000 equivalent ADSs issuable upon the exercise of share options held by Mr. Krzywicki, which options are exercisable within sixty
     (60) days of May 25, 2000.
(12) Includes 5,945,743 equivalent ADSs issuable upon the exercise of options held by current directors and our executive officers as a group, which options are exercisable within sixty (60) days of May 25, 2000.

                       DIRECTORS AND EXECUTIVE OFFICERS

Directors

   The following table sets forth certain information as of the Record Date, for our current directors including those standing for re-election at the Annual General Meeting:

      Name                                   Age           Positions with the Company
      ----                                   ---           --------------------------
William G. McCabe..........................   43 Chairman of the Board of Directors

Gregory M. Priest..........................   36 President, Chief Executive Officer and Director

John P. Hayes..............................   46 Vice President, Finance and Director

John M. Grillos............................   58 Director

Patrick J. McDonagh........................   48 Director

James S. Krzywicki.........................   48 Director

   William G. McCabe was Chairman of our board of directors, Chief Executive Officer and President from September 1991 until September 1996, when he resigned as President. In December 1996, Mr. McCabe resigned as Chief Executive Officer. In August 1998, Mr. McCabe resigned as Chairman but remained a member of our board of directors. In December 1998, Mr. McCabe was re-appointed as the Chairman of our board of directors.

   Gregory M. Priest was appointed President and Chief Executive Officer in December 1998. From February 1998 until December 1998, Mr. Priest was President and Chief Executive Officer of Knowledge Well Group Limited and of Knowledge Well Limited (collectively, "Knowledge Well"). Mr. Priest served as our Vice President, Finance and Chief Financial Officer from December 1995 to January 1998. Mr. Priest has been a director since June 1996. Prior to joining SmartForce, Mr. Priest was an attorney with Wilson Sonsini Goodrich & Rosati, Professional Corporation, a private law firm representing technology companies, where he was elected to the partnership in 1995. From June 1989 to July 1990, Mr. Priest served as a law clerk to Justice Thurgood Marshall of the United States Supreme Court.

   John P. Hayes was appointed Vice President, Finance in January 1999. Mr. Hayes has been a director since 1991. From 1991 to January 1999 Mr. Hayes served as our Group Financial Controller and from 1987 to 1991, Mr. Hayes served as our Financial Controller.

   John M. Grillos has served as a director since February 1994. Mr. Grillos is currently CEO of meVC Draper Fisher Jurvetson Fund I, a registered business development company. Mr. Grillos served as Executive Vice President and Chief Operating Officer from December 1998 through December 1999. Mr. Grillos remains in our employment with responsibility for special projects. Since June 1996, Mr. Grillos has been the sole General Partner of ITech Partners, L.P., a venture capital limited partnership focused on seed stage information technology companies. Prior to joining ITech Partners, Mr. Grillos was employed by BancBoston Robertson Stephens, an investment banking firm, in its venture capital group.

   Patrick J. McDonagh was a founding member of SmartForce and has been a director since September 1989. He has not taken an active role in our management since 1991 and is currently a private investor. Mr. McDonagh is Chairman of the board of directors of Riverdeep Group PLC. Riverdeep Group PLC was listed on Nasdaq in March 2000.

   James S. Krzywicki was appointed as a director in October 1998. Since 1992 Mr. Krzywicki has held various positions, most recently as a Vice President, with Lotus Development Corporation, which is now owned by International Business Machines Corporation. In April 1999, Mr. Krzywicki was named Director, Distributed Learning, IBM Global Services. In October 1999, Mr. Krzywicki joined RoweCom as their President of North American Services.

   There are no family relationships among any of our directors or executive officers.

Executive Officers

   In addition to Messrs. McCabe and Priest our executive officers, and their respective ages and positions as of the Record Date are as follows:

                Name                Age                Position
                ----                ---                --------
 William A. Beamish...............   45 Executive Vice President, Product
                                         Strategy

 David C. Drummond................   37 Executive Vice President, Finance and
                                         Chief Financial Officer

 William B. Lewis.................   44 Executive Vice President, Global Field
                                         Sales

 Jeffrey N. Newton................   45 Executive Vice President, Global
                                         Channel Sales

   William A. Beamish was appointed Executive Vice President, Product Strategy in December 1998. Mr. Beamish was Vice President, Product Strategy and Development from 1993 until he resigned on March 31, 1998. Mr. Beamish joined SmartForce Ireland Limited in 1985 as a design consultant. He became head of product development in 1988 and Development Center Manager in 1990.

   William B. Lewis was appointed Executive Vice President, Global Field Sales in December 1998. Since March 1997, Mr. Lewis served as Vice President, North American Sales. From January 1996 until March 1997, Mr. Lewis served as Area Vice President of Sales for the southern region and served as Regional Vice President of Sales for the southern region from January 1994 to January 1996. Mr. Lewis joined as our sales manager for the southern region in April 1992 and served in that capacity until January 1994.

   Jeffrey N. Newton was appointed Executive Vice President, Global Channel Sales in December 1998. Mr. Newton served as Vice President, Business Development from March 1997 until he resigned in June 1998. From January 1996 until March 1997, Mr. Newton served as Area Vice President of Sales for the northern region and served as Regional Vice President of Sales for the northern region from January 1994 to January 1996. Mr. Newton joined as our sales manager for the northern region in April 1992 and served in that capacity until January 1994.

   Our executive officers are elected by the board of directors on an annual basis and serve until their successors have been duly elected. There are no family relationships among our executive officers.

Recent Executive Officer Changes

   David C. Drummond, 37, was appointed Executive Vice President, Finance and Chief Financial Officer in July 1999. Prior to joining us, Mr. Drummond was a partner in the corporate transactions group at Wilson Sonsini Goodrich & Rosati, a private law firm representing technology companies. Mr. Drummond's career at Wilson Sonsini Goodrich & Rosati spanned a period of nine years before joining us in July 1999.

   As of December 31, 1999, Mr. John G. Grillos resigned as Executive Vice President and Chief Operating Officer. Mr. Grillos continues to be a director and remains in our employment with responsibility for special projects.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

   The following tables disclose compensation earned by the Named Executive Officers for the fiscal years ended December 31, 1999, 1998 and 1997:

                Annual Compensation and Long-Term Compensation

                                                                  Long-Term
                                     Annual Compensation         Compensation
                              ---------------------------------- ------------
                                                                  Options to
   Name and Principal                             Other Annual   Purchase ADS    All Other
        Position         Year Salary(1)  Bonus   Compensation(2) Equivalents  Compensation(3)
   ------------------    ---- --------- -------- --------------- ------------ --------------
William G. McCabe(4).... 1999 $250,000  $    --     $    --        540,000       $24,100
 Chairman of the Board   1998  250,000       --          --        470,000        29,720
                         1997  250,000       --          --            --         31,800

Gregory M. Priest(5).... 1999  250,000   250,000      60,000       540,000         8,379
 President and Chief     1998   56,601       --          --        410,000           --
 Executive Officer       1997  180,000   172,000         --         90,000           --

William B. Lewis(6)..... 1999  200,000   225,000      60,000       400,000         7,200
 Executive Vice
  President              1998  280,147    19,500         --        365,196           --
 Global Field Sales      1997  215,000    75,000     139,047        70,000           --

Jeffrey N. Newton(7).... 1999  200,000   225,000      12,000       400,000         7,200
 Executive Vice
  President              1998  203,121    86,398      40,000       350,000           --
 Global Channel Sales    1997  223,000    57,000      86,086        70,000           --

William A. Beamish(8)... 1999  200,000   135,000         --        385,000         5,418
 Executive Vice
  President              1998  527,500       --          --        290,000         2,851
 Product Strategy        1997  200,000       --          --            --          6,072

John M. Grillos(9)...... 1999  202,128   127,270         --        385,000           --
 (Former) Executive Vice
  President              1998   19,154       --          --        290,000           --
 And Chief Operating
 Officer                 1997      --        --          --            --            --

--------
(1) Salary includes amount deferred pursuant to our 401(k) plan.
(2) Includes $139,047 and $86,086 paid in 1997 to Messrs. Lewis and Newton, respectively, and $40,000 paid to Mr. Newton in 1998 for relocation expenses and $60,000, $60,000 and $12,000 accomodation allowances paid in 1999 to Messrs. Priest, Lewis and Newton, respectively.
(3) Includes payments of $31,800 in 1997, $29,720 in 1998 and $24,100 in 1999
    to Mr. McCabe and payments of $6,072 in 1997, $2,851 in 1998 and $5,418 in 1999 to Mr. Beamish, pursuant to defined contribution pension schemes. Also includes car allowances of $8,379, $7,200 and $7,200 paid to Messrs. Priest, Lewis and Newton, respectively, in 1999.
(4) Mr. McCabe was Chairman of our board of directors, Chief Executive Officer and President until September 1996, when he resigned as President. In December 1996, he resigned as our Chief Executive Officer and in August 1998, he resigned as Chairman of our board of directors. In December 1998, Mr. McCabe was re-appointed Chairman of our board of directors. SmartForce obtains the benefit of Mr. McCabe's management services through a third party consulting firm from which he is contracted. Mr. McCabe is compensated for his management services pursuant to a consulting agreement with this third party consulting firm. Amounts are paid by SmartForce Ireland Limited to the consulting firm which compensates its employees, including Mr. McCabe. We have not reviewed any agreement between the consulting firm and its employees with respect to compensation amounts. In addition to the amounts paid to the consulting firm, we paid

   Mr. McCabe $25,000 pursuant to an employment agreement, which we entered into with Mr. McCabe in June 1999, in respect of services provided by him.
(5) Mr. Priest was elected as an executive officer in December 1995, and resigned as an executive officer effective January 31, 1998. In December 1998, he was appointed as President and Chief Executive Officer. The amounts shown for 1998 include both payment to Mr. Priest for his services as our Chief Financial Officer in January of 1998 and payment for his services as President and Chief Executive Officer during the fourth quarter of 1998. Mr. Priest's annual base salary as President and Chief Executive Officer has been set at $250,000.
(6) Mr. Lewis became Area Vice President of Sales for the southern region in January 1996 and Vice President North American Sales in March 1997. Mr. Lewis was appointed Executive Vice President Global Field Sales in December 1998.
(7) Mr. Newton became Area Vice President for the northern region in January 1996 and Vice President, Business Development in March 1997. He resigned in June 1998. In December 1998, Mr. Newton was appointed Executive Vice President, Global Channel Sales.
(8) Mr. Beamish was Vice President, Product Strategy and Development from 1993 until he resigned on March 31, 1998. In December 1998, he was appointed Executive Vice President, Product Strategy. SmartForce obtains the benefit of Mr. Beamish's management services through a third party consulting firm from which he is contracted. Mr. Beamish is compensated for his management services pursuant to a consulting agreement with this third party consulting firm. Amounts are paid by SmartForce Ireland Limited to the consulting firm which compensates its employees, including Mr. Beamish. We have not reviewed any agreement between the consulting firm and its employees with respect to compensation amounts. In addition to the amounts paid to the consulting firm, we paid Mr. Beamish $25,000 pursuant to an employment agreement, which we entered into with Mr. Beamish in June 1999, in respect of services provided by him.
(9) Mr. Grillos was appointed as Chief Operating Officer in December 1998. Mr. Grillos has been a director of the Company since February 1994. As of December 31, 1999, Mr. Grillos resigned as Executive Vice President and Chief Operating Officer. Mr. Grillos continues to be a director and remains in our employment with responsibility for special projects.

                       Option Grants in Last Fiscal Year

   The following table provides information with respect to options granted during fiscal 1999 to the Named Executive Officers:

                          Number of    Percent of                             Potential Realizable
                          Equivalent     Total                                  Value At Assumed
                          ADSs Over     Options                              Annual Rates of Stock
                            Which      Granted to                            Price Appreciation for
                         Options Were Employees in Exercise Price                Option Term(1)
                           Granted    Last Fiscal  Per Equivalent Expiration ----------------------
     Name                   (2)(3)        Year         ADS(4)        Date        5%         10%
     ----                ------------ ------------ -------------- ---------- ---------- -----------
William G. McCabe.......   540,000        9.0%         $16.44       7/2/09   $5,582,226 $14,146,457
Gregory M. Priest.......   540,000        9.0%         $16.44       7/2/09   $5,582,226 $14,146,457
William B. Lewis........   400,000        6.7%         $16.44       7/2/09   $4,134,982 $10,478,857
Jeffrey N. Newton.......   400,000        6.7%         $16.44       7/2/09   $4,134,982 $10,478,857
William A. Beamish......   385,000        6.4%         $16.44       7/2/09   $3,979,920 $10,085,900
John M. Grillos.........   385,000        6.4%         $16.44       7/2/09   $3,979,920 $10,085,900

--------
(1) Potential realizable value assumes that the share price (based on the fair market value of the ADSs) increases from the date of grant until the end of the ten-year option term at the annual rate specified (5% and 10%). If the price of the ADSs were to increase at such rates from $16.44 per ADS, the price at the date of grant, over the next ten years, the resulting ADS price at 5% and 10% appreciation would be approximately $26.78 and $42.64 respectively. The assumed annual rates of appreciation are specified in SEC rules and do not represent the Company's estimate or projection of future share price. We do not necessarily agree that this method can properly determine the value of an option.

(2) All options in this table were granted under the 1994 Plan. The options expire ten years from the date of grant, subject to earlier termination in the event of the optionee's cessation of service with us. The 1994 Plan is currently administered by the Stock Option Committee of the board of directors, which has broad discretion and authority to amend outstanding options and to reprice options, whether through an exchange of options or an amendment thereto.
(3) Unless otherwise indicated, options generally vest over four years such that 1/4th of the equivalent ADSs subject to the option vest one year from the respective date of grant, 1/4th vest on the second anniversary of the respective date of grant and 1/48th vest each month thereafter.Options granted to certain employees are exercisable in full at the date of grant, provided that if such employee is terminated, we may present before our shareholders at the next Annual General Meeting a vote to approve the repurchase of any shares relating to his or her unvested options that have been exercised. If our shareholders approve the vote, we may repurchase any unvested shares at the original exercise price for such shares. Additionally, until the vote occurs, the terminated employee will be restricted from disposing of these shares.
(4) Options were granted at an exercise price equal to the fair market value of our ADSs, as determined by reference to the closing price of the ADSs as reported on the Nasdaq National Market on the last trading day prior to the date of grant.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year End Option Values

   The following table provides information with respect to option exercises fiscal 1999 by the Named Executive Officers and the value of such officers' unexercised options at December 31, 1999:

                                                 Number of Equivalent ADSs
                                                  Subject to Unexercised   Value of Unexercised In-
                         Equivalent               Options at Fiscal Year-    The-Money Options at
                            ADSs                          End(3)              Fiscal Year End(4)
                         Acquired on    Value    ------------------------- -------------------------
     Name                Exercise(1) Realized(2) Exercisable Unexercisable Exercisable Unexercisable
     ----                ----------- ----------- ----------- ------------- ----------- -------------
Gregory M. Priest.......      --           --     1,233,314         --     $25,122,428          --
William G. McCabe.......      --           --     1,277,882         --     $25,902,231          --
William B. Lewis........   19,450     $225,164      874,176         --     $18,549,675          --
Jeffrey N. Newton.......      --           --       885,552         --     $18,900,978          --
William A. Beamish......      --           --       831,880         --     $17,557,035          --
John M. Grillos.........      --           --       178,750     506,250    $ 3,395,547  $10,051,641

--------
(1) Our employees, including the Named Executive Officers, have a choice of acquiring either ordinary shares or ADSs representing such ordinary shares upon exercise of options.
(2) Market value of underlying shares based on the closing price of the ADSs on the Nasdaq National Market on the date of exercise, minus the exercise price.
(3) Unless otherwise indicated, options generally vest over four years such that 1/4th of the equivalent ADSs subject to the option vest one year from the respective date of grant, 1/4th vest on the second anniversary of the respective date of grant and 1/48th vest each month thereafter. Options granted to certain employees are exercisable in full at the date of grant, provided that if such employee is terminated, we may present before our shareholders at the next Annual General Meeting a vote to approve the repurchase of any shares relating to his or her unvested options that have been exercised. If our shareholders approve the vote, we may repurchase any unvested shares at the original exercise price for such shares. Additionally, until the vote occurs, the terminated employee will be restricted from disposing of these shares.
(4) Market value of shares underlying in-the-money share options is based on the closing price of $33.50 per ADS on the Nasdaq National Market on December 31, 1999, which is the last trading day of fiscal 1999, minus the exercise price.

Director Compensation

   No director receives any cash compensation for his services as a member of our board of directors, although each director is reimbursed for his expenses in attending board of directors and related committee meetings. Directors who serve on committees of the board of directors receive no additional compensation.

                     Employment Contracts and Arrangements

   On June 18, 1999, following the acquisition of Knowledge Well, we entered into an employment agreement with Gregory M. Priest, under which we agreed to employ Mr. Priest as our President and Chief Executive Officer, effective as of December 10, 1998. Under the terms of the agreement, Mr. Priest will be paid a minimum base salary of $250,000 per year. In addition, Mr. Priest will be eligible to receive an annual performance bonus at 100% achievement of $200,000 (the "targeted" Bonus) at the discretion of the board of directors. Mr. Priest's employment is at-will. The employment agreement includes a covenant not to solicit and a covenant not to compete in the event of a voluntary termination by Mr. Priest or the termination for cause (as defined in the agreement) by SmartForce. If Mr. Priest's employment is involuntarily terminated (as defined in the agreement) or terminated without cause we are required to make a lump sum payment to Mr. Priest equal to his then base salary plus the then maximum performance bonus available to Mr. Priest for a period of one (1) year. Mr. Priest may elect, in the event of an involuntary termination, to be bound by the covenants not to solicit and not to compete in exchange for continued vesting of the stock options granted to him by us for the term of the covenants. Otherwise, Mr. Priest's stock options will discontinue to vest immediately upon termination of employment.

   On June 18, 1999, following the acquisition of Knowledge Well, we entered into an employment agreement with William G. McCabe, under which we agreed to employ Mr. McCabe as Chairman of our board of directors, effective as of December 10, 1998. Under the terms of the agreement, Mr. McCabe will be paid a minimum base salary of $25,000 per year under this agreement. Mr. McCabe's employment is at-will. The employment agreement includes covenants not to solicit and not to compete in the event of a voluntary termination by Mr. McCabe or the termination for cause (as defined in the agreement) by SmartForce. If Mr. McCabe's employment is involuntarily terminated (as defined in the agreement) or terminated without cause, we are required to make a lump sum payment to Mr. McCabe equal to his then base salary plus the then maximum performance bonus available to Mr. McCabe for a period of one (1) year. Mr. McCabe may elect, in the event of an involuntary termination, to be bound by the covenants not to solicit and not to compete in exchange for continued vesting of the stock options granted to him by us for the term of the covenants. Otherwise, Mr. McCabe's stock options will discontinue to vest immediately upon termination of employment.

   On June 18, 1999, following the acquisition of Knowledge Well, we entered into an employment agreement with William A. Beamish, under which we agreed to employ Mr. Beamish as our Executive Vice President, Product Strategy, effective as of December 10, 1998. Under the terms of the agreement, Mr. Beamish will be paid a minimum base salary of $25,000 per year under this agreement. Mr. Beamish's employment is at-will. The employment agreement includes covenants not to solicit and not to compete on termination of Mr. Beamish's employment. If Mr. Beamish's employment is involuntarily terminated (as defined in the agreement) or terminated without cause, we are required to make a lump sum payment to Mr. Beamish equal to his then base salary plus the then maximum performance bonus available to Mr. Beamish for a period of one
(1) year. Mr. Beamish may elect, in the event of an involuntary termination, to be bound by the covenants not to solicit and not to compete in exchange for continued vesting of the stock options granted to him by us for the term of the covenants. Otherwise, Mr. Beamish's stock options will discontinue to vest immediately upon termination of employment.

   On June 18, 1999, following the acquisition of Knowledge Well, we entered into an employment agreement with William B. Lewis, under which we agreed to employ Mr. Lewis as our Executive Vice President, Global Field Sales, effective as of December 10, 1998. Under the terms of the agreement, Mr. Lewis will be paid a minimum base salary of $200,000 per year. In addition to the base salary, Mr. Lewis will be eligible to receive an annual performance bonus at 100% achievement of $150,000 (the "targeted" bonus) at the discretion of the board of directors. Mr. Lewis's employment is at-will. The employment agreement includes covenants not to solicit and not to compete in the event of a voluntary termination by Mr. Lewis or the termination for cause (as defined in the agreement) by SmartForce. If Mr. Lewis's employment is involuntarily terminated (as defined in the agreement) or terminated without cause, we are required to make a lump sum payment to Mr. Lewis equal to his then base salary plus the then maximum performance bonus available to Mr. Lewis for a period of one (1) year. Mr. Lewis may elect, in the event of an involuntary termination, to be bound by the covenants not to solicit and not to compete in exchange for continued vesting of the stock options granted to him by us for the term of the covenants. Otherwise, Mr. Lewis's stock options will discontinue to vest immediately upon termination of employment.

   On June 18, 1999, following the acquisition of Knowledge Well, we entered into an employment agreement with Jeffrey N. Newton, under which we agreed to employ Mr. Newton as our Executive Vice President, Global Channel Sales, effective as of December 10, 1998. Under the terms of the agreement, Mr. Newton will be paid a minimum base salary of $200,000 per year. In addition to the base salary, Mr. Newton will be eligible to receive an annual performance bonus at 100% achievement of $150,000 (the "targeted" bonus) at the discretion of the board of directors. Mr. Newton's employment is at-will. The employment agreement includes covenants not to solicit and not to compete in the event of a voluntary termination by Mr. Newton or termination for cause (as defined in the agreement) by SmartForce. If Mr. Newton's employment is involuntarily terminated (as defined in the agreement) or terminated without cause we are required to make a lump sum payment to Mr. Newton equal to his then base salary plus the then maximum performance bonus available to Mr. Newton for a period of one (1) year. Mr. Newton may elect, in the event of an involuntary termination, to be bound by the covenants not to solicit and not to compete in exchange for continued vesting of the stock options granted to him by us for the term of the covenants. Otherwise, Mr. Newton's stock options will discontinue to vest immediately upon termination of employment.

   In addition to the employment agreements with Messrs. McCabe and Beamish noted above, SmartForce Ireland Limited has entered into a consulting agreement with a third-party consulting firm pursuant to which the consulting firm provides certain management services to SmartForce Ireland Limited, including the services of Messrs. McCabe, Beamish and Hayes. Messrs. McCabe, Beamish and Hayes were employees of the consulting firm during 1999. Amounts due under the consulting agreement are paid by SmartForce Ireland Limited to the consulting firm. Messrs. McCabe, Beamish and Hayes are separately compensated by the consulting firm. During 1999, the consulting firm billed SmartForce Ireland Limited an aggregate of $859,936 for services provided by Messrs. McCabe, Beamish and Hayes.

 Compensation and Stock Option Committee Interlocks and Insider Participation

   During fiscal 1999, the Compensation Committee of our board of directors consisted of Messrs. McCabe, McDonagh and Krzywicki. During fiscal 1999, the Stock Option Committee consisted of Messrs. McDonagh and Krzywicki. Mr. Krzywicki was not one of our officers or employees or an officer or employee of our subsidiaries during fiscal 1999 or at any time prior to fiscal 1999. Mr. McDonagh was not one of our officers or employees or an officer or employee of our subsidiaries during fiscal 1999 or at any time since September 1991. From our inception to September 1991, Mr. McDonagh was our Chief Executive Officer.

   Mr. McCabe has served on the Compensation Committee since February 1995. Mr. McCabe also served as Chief Executive Officer through December 1996, President through September 1996 and Chairman of the board of directors through August 12, 1998. From October 1, 1998 through December 10, 1998, Mr. McCabe was a member of the interim management committee of the board of directors and since December 10, 1998, Mr. McCabe has been the Chairman of the board of directors.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Approximately 9% of the issued share capital of CBT (Technology) Limited, one of our Irish subsidiaries, representing a special non-voting class, is owned by Stargazer Productions ("Stargazer"), an unlimited company which is wholly-owned by certain of our key employees. All of the voting securities of CBT (Technology) Limited are owned by us and, except for the securities owned by Stargazer, there are no other outstanding securities of CBT (Technology) Limited. CBT (Technology) Limited has in the past and may in the future declare and pay dividends to Stargazer, and Stargazer may pay dividends to its shareholders out of such amounts. Except for the fact that Stargazer is wholly owned by certain of our key employees, we have no relationship with Stargazer.

   In March 2000, we acquired the net assets of Advanced Educational Systems Limited ("AES"), a provider of secure e-Testing solutions and services to organizations to support their internal certification and compliance initiatives. We have issued 103,129 ADSs to AES as consideration for those net assets. One of our directors, Patrick J. McDonagh, is a director of AES and may be deemed to be the beneficial owner of approximately 29% of the outstanding shares of AES.

   In August 1999, Gregory M. Priest, our President and Chief Executive Officer, received a loan in the amount of $450,000 which is repayable in four equal annual installments, commencing in August 2000. Interest accrues on the principal amount at a rate of 5.96%, to be paid annually. As of December 31, 1999, the balance outstanding under the loan, inclusive of accrued interest, was $460,000.

   In June 1999, we acquired Knowledge Well in a share for share exchange in which we issued 4,374,896 ordinary shares in exchange for all of the outstanding shares of Knowledge Well. We also assumed options to acquire Knowledge Well stock exercisable for an issuance of up to approximately 0.4 million ordinary shares. Prior to our acquisition of Knowledge Well, a number of our directors and officers were shareholders and had a controlling interest in Knowledge Well. On the acquisition of Knowledge Well the following ADSs were issued to our directors and officers:

                                                                     Number of
             Name                                                   ADSs Issued
             ----                                                   -----------
      William G. McCabe(1).........................................  3,083,986
      Gregory M. Priest............................................    349,594
      William A. Beamish(2)........................................    314,304
      John M. Grillos(3)...........................................     80,820
      William B. Lewis(4)..........................................     84,127
      Jeffrey N. Newton(5).........................................     84,127

--------
(1) Includes 2,088,299 ADSs held in the name of Peregrine Company Managers Ltd., a company controlled by a family trust established by Mr. McCabe. Mr. McCabe disclaims beneficial ownership of these shares held on behalf of Bentico Trading Ltd. within the meaning of Rule 13d-3 of the Exchange Act.
(2) The 314,304 ADSs are held in the name of Peregrine Company Managers Ltd. on behalf of Mr. Beamish.
(3) Includes 35,920 ADSs held by Itech Partners L.P. in which Mr. Grillos is the sole general partner. Mr. Grillos disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(4) The 84,127 ADSs are held in a trust. Under the rules of the Securities and Exchange Commission, Mr. Lewis may be deemed to be the beneficial owner of these shares. Mr. Lewis disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(5) The 84,127 ADSs are held in a trust. Under the rules of the Securities and Exchange Commission, Mr. Newton may be deemed to be the beneficial owner of these shares. Mr. Newton disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

                   BOARD OF DIRECTOR MEETINGS AND COMMITTEES

   The board of directors, which has an audit committee, compensation committee, stock option committee and non-officer stock option committee, held a total of 5 meetings during the last fiscal year. No incumbent director attended fewer than seventy-five percent (75%) of the meetings of the board of directors and committees thereof on which such director served during the last fiscal year.

   The audit committee currently consists of Messrs. McDonagh and Krzywicki. During the last fiscal year, the audit committee held two meetings. The audit committee oversees actions taken by our independent auditors, and recommends the engagement of auditors.

   The stock option committee currently consists of Messrs. McDonagh and Krzywicki. During the last fiscal year, the stock option committee held one formal meeting and took several actions by unanimous written consent. The stock option committee administers our employee share option plans, grants share options to our officers and grants share options to any of our non-officers in excess of 10,000 shares per grant.

   In January 1996, the board of directors established the non-officer stock option committee, which consists of Messrs. McCabe and Hayes. During the last fiscal year, the non-officer stock option committee held two formal meetings and took several actions by unanimous written consent. The non-officer stock option committee grants share options, which are less than 10,000 shares per grant to any of our employees who are not officers.

   The compensation committee currently consists of Messrs. McCabe, Krzywicki and McDonagh. During the last fiscal year, the compensation committee held one formal meeting and took several actions by unanimous written consent. The compensation committee reviews and approves the compensation of our executives and makes recommendations to the board of directors with respect to standards for setting compensation levels.

   The board of directors does not have a nominating committee or any committee performing similar functions.

                 BOARD COMPENSATION COMMITTEE AND STOCK OPTION
                  COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   Portions of the following report are presented by each of the members of our compensation committee and stock option committee of the board of directors with respect to the compensation of our executive management.

   Actual compensation earned during the last fiscal year for the Named Executive Officers is shown in the Summary Compensation Table contained in this proxy statement.

                     REPORT OF THE COMPENSATION COMMITTEE

   The compensation committee reviews and approves the compensation of our executives and makes recommendations to the board of directors with respect to standards for setting compensation levels.

   Compensation Philosophy. At the direction of the board of directors and pursuant to the charter of the compensation committee, the compensation committee endeavors to ensure that the compensation programs for our executive officers and our subsidiaries are effective in attracting and retaining key executives responsible for our success. These programs are administered in a manner that seeks to meet our long-term interests and those of our shareholders and are designed to align total compensation for senior management with corporate performance.

   The compensation committee believes that our overall financial performance should be an important factor in the total compensation of our executive officers. At the executive officer level, the compensation committee has a policy that a significant proportion of total compensation should consist of variable, performance-based components, such as bonuses and share option grants, which can increase or decrease to reflect changes in corporate and individual performance. These incentive compensation programs are intended to reinforce management's commitment to enhancement of profitability and shareholder value.

   The compensation committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the chief executive officer and other executive officers. The compensation committee considers such corporate performance measures as revenues, net income and earnings per share in setting executive compensation levels. The specific factors used, and the weight given to various factors, varies between each executive based on his or her responsibilities. The compensation committee also appreciates the importance of achievements that may be difficult to quantify, and accordingly recognizes qualitative factors, such as successful supervision of major corporate projects and demonstrated leadership ability.

   Base salary for the chief executive officer and other executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position. Salaries are reviewed periodically and adjusted as warranted to reflect sustained individual officer performance. The compensation committee focuses primarily on total annual compensation, including incentive awards, rather than base salary alone, as the appropriate measure of executive officer performance and contribution.

   Chief Executive Officer Compensation. Generally, the criteria used in determining the compensation of our Chief Executive Officer is the same as that which is used for executive management. Mr. Priest's compensation was set to ensure that it was based on increasing shareholder value. Mr. Priest received a salary of $250,000 and a bonus of $250,000 with respect to 1999. The bonus was based on both quantitative and qualitative factors, including our overall financial performance in 1999, his leadership in managing our expanding operations and the development of our e-Learning infrastructure and solutions as well as his role in establishing development and marketing alliances.

   The compensation committee also approved the compensation of our other executive officers for 1999, following the principles and procedures outlined in this report.

   Section 162(m). To the extent readily determinable and as one of the factors in its consideration of compensation matters, the compensation committee considers the anticipated tax treatment to us and to the executives of various payments and benefits. Section 162(m) of the Code generally limits the federal income tax deductibility of compensation paid to certain executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of share options and the value of the underlying share on the date of exercise. Under this legislation, we may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other conditions (such as shareholder approval). Further, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control also affect the deductibility of compensation. For these and other reasons, the compensation committee will not necessarily limit executive compensation to that deductible under Section 162(m). The compensation committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

                     REPORT OF THE STOCK OPTION COMMITTEE

   The stock option committee oversees provision of long-term incentives for executives and other key employees through share option grants under the 1990 Plan, 1994 Plan and 1996 Plan. Grants under the 1990 Plan or 1994 Plan are made to executives at the time they commence employment and are made periodically to executive management for individual performance. Grants under the 1996 Plan are made to employees and consultants at the time they commence employment and are made periodically for individual performance. Grants are not made to executive officers or directors under our 1996 Plan. The purpose of share option grants is to provide incentives to perform at a level, which will enhance the overall financial performance of our business and maximize long-term shareholder value and to reward prior performance.

   For grants to executives, the stock option committee is responsible for determining, subject to the terms and conditions of the plans, the timing of such grants, the exercise price per share, the vesting provisions and the number of shares subject to each option grant. The stock option committee primarily grants share options to executive officers under the 1994 Plan.

   In 1999, based upon recommendations from executive management, the stock option committee granted share options to certain of our executive officers under our share option plans. In approving grants under the 1990 Plan, 1994 Plan and 1996 Plan, including grants to our non-executive officers, the stock option committee considers quantitative and qualitative factors.

   In addition to the 1990 Plan, 1994 Plan and 1996 Plan, executives are eligible to participate in our 1995 Employee Share Purchase Plan, which permits the purchase of shares at a discount through payroll deductions.

   Share option grants to the Chief Executive Officer. Based on our financial performance as well as his leadership in managing our expanding operations, the development of our e-Learning infrastructure and solutions and his role in establishing development and marketing alliances. Mr. Priest received 540,000 options during 1999.

   Respectfully Submitted by:

  The members of the Compensation          The members of the Stock Option
  Committee                                Committee
  William G. McCabe                        James S. Krzywicki
  James S. Krzywicki                       Patrick J. McDonagh
  Patrick J. McDonagh

                               PERFORMANCE GRAPH

   The ADSs are quoted on the Nasdaq National Market. Set forth below is a graph comparing the value of an investment of $100 in (i) the ADSs at the initial public offering price on April 13, 1995 of $4.00 per ADS (as adjusted for the two ADS splits in May 1996 and March 1998); (ii) the Nasdaq National Market; and (iii) the Hambrecht & Quist Technology Index, as if all such investments were made on April 13, 1995 and assuming dividend reinvestment through December 31, 1999.

          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG SMTF,
                H&Q TECHNOLOGY INDEX AND NASDAQ NATIONAL MARKET

                              [PERFORMANCE GRAPH]

                                                                         NASDAQ
                                                                H&Q     NATIONAL
                 MEASUREMENT PERIOD                          TECHNOLOGY MARKET--
               (FISCAL YEAR COVERED)                  SMTF     INDEX       US
               ---------------------                 ------- ---------- --------
Measurement Pt--04/13/95............................ $   100  $   100   $   100
FYE 12/29/95........................................ $165.63  $130.43   $126.36
FYE 12/31/96........................................ $339.06  $156.31   $155.05
FYE 12/31/97........................................ $513.28  $228.49   $188.60
FYE 12/31/98........................................ $185.94  $355.07   $263.26
FYE 12/31/99........................................ $418.76  $791.57   $488.57

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires our officers (as defined in the rules under Section 16) and directors, and persons who own more than ten percent of a registered class of our equity securities, to file certain reports with the SEC and the NASD regarding ownership of, and transactions in, our securities. Such officers, directors and ten percent holders are also required by the SEC's rules to furnish to us copies of all Section 16(a) forms that they file.

   Based solely on its review of the copies of such forms received by us or written representations from certain reporting persons we believe that our executive officers, directors and ten percent holders complied with all applicable Section 16(a) filing requirements during the last fiscal year.

                                 OTHER MATTERS

   The report of the directors and our consolidated financial statements and auditors' report to the Members for the last fiscal year were approved by the board of directors on May 31, 2000. Irish law requires us to provide our Members for receipt and consideration such report of the directors and our consolidated financial statements and auditors' report to the Members for the last fiscal year at the Annual General Meeting of Shareholders. In this regard, included as part of the proxy materials dispatched to Members is a copy of the report of the directors and our consolidated financial statements and auditors' report to the Members for the last fiscal year.

   Representatives of Ernst & Young, our independent auditors, are expected to be present at the Annual General Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

   We know of no other matters to be submitted at the Annual General Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend.

                                          By Order of the Board of Directors

Dated: June 6, 2000

               SMARTFORCE PUBLIC LIMITED COMPANY (the "Company")
                 THIS PROXY FOR THE ANNUAL GENERAL MEETING IS
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned Member of the Company, a public limited company organized under the laws of the Republic of Ireland, hereby acknowledges receipt of the Notice of Annual General Meeting of Shareholders and proxy statement, each dated June 6, 2000, and hereby appoints William G. McCabe, John P. Hayes and Jennifer
M. Caldwell, and each of them, proxies and attorneys-in-fact, each with full power of substitution, or of as proxy and attorney in fact (see Note 2 below), on behalf and in the name of the undersigned, to represent the undersigned at the Company's Annual General Meeting to be held at 11:00 a.m. on June 29, 2000 at Jury's Hotel, Ballsbridge, Dublin 4, Ireland, and at any adjournments thereof, and to vote all shares which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side hereof and in their discretion upon such other matters as may properly come before the Annual General Meeting.

NOTES:

1. A proxy may (i) vote on a show of hands or on a poll, (ii) demand or join in demanding a poll and (iii) speak at the Annual General Meeting.

2. If it is desired to appoint as proxy any person other than those set forth above, please delete the names set forth above and insert the name and address of your own proxy in the space provided. The alteration should be initialled. A proxy need not be a shareholder of the Company.


3. In the case of a corporation, this form must be executed either under its Common Seal or under the hand of an officer or attorney duly authorized.

4. In the case of joint holders, the signature of any one of them will suffice, but the names of all joint holders should be shown. The vote of the senior joint holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members of the Company in respect of the joint holding.

5. To be effective, the proxy form and the power of attorney or other authority, if any, under which it is signed, or a notarially certified copy of such power or authority must be deposited with the Company's Registrars, Bank of Ireland, Registration Department, P.O. Box 4044, 4th Floor, Hume House, Ballsbridge, Dublin 4, Ireland not less than 48 hours before the time appointed for the holding of the Annual General Meeting or adjourned Annual General Meeting.

6. Any alterations made to this proxy form should be initialed.

7. On a poll a person entitled to more than one vote need not use all his, her or its votes or cast all the votes he, she or it uses in the same way.

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY
                           IN THE ENVELOPE PROVIDED.

[X]  PLEASE MARK VOTES AS IN THIS EXAMPLE.

  THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH OF THE PROPOSALS SET FORTH BELOW AND AS SAID PROXIES DEEM APPROPRIATE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION FOR ANY MOTION MADE FOR ADJOURNMENT OF THE ANNUAL GENERAL MEETING (INCLUDING, WITHOUT LIMITATION, FOR PURPOSES OF SOLICITING ADDITIONAL VOTES FOR APPROVAL OF THE PROPOSALS SET FORTH BELOW).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING PROPOSALS:

                                                         FOR AGAINST ABSTAIN
ORDINARY BUSINESS                                        --- ------- -------

1A) To re-elect William G. McCabe as a director.         [_]   [_]     [_]

1B) To re-elect Patrick J. McDonagh as a director.       [_]   [_]     [_]

2. To consider the consolidated financial statements     [_]   [_]     [_]
   of the Company and the reports of the directors and auditors for the year ended December 31, 1999.

3. To authorize the Directors to fix the remuneration    [_]   [_]     [_]
   of the auditors for the year ending December 31, 2000.

SPECIAL BUSINESS
4. To amend the Company's 1994 Share Option Plan to      [_]   [_]     [_]
   increase the total number of shares reserved for issuance thereunder by 2,500,000 ordinary shares.


Mark here if you plan    [_]            Mark here, and indicate    [_]
to attend the Annual                    below, for a change of
General Meeting.                        address.


Please sign exactly as name appears below. When shares are held by joint holders, the signature of any one of them will suffice, but the names of all joint holders should be shown. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, this form must be executed either under its Common Seal or under the hand of an officer or attorney duly authorized. If a partnership, please sign in partnership name by authorized person.

Date: ____________________, 2000


Signature:________________________________


          ________________________________

                                       2